SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 11, 2003

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-4471	16-0468020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Long Ridge Road

P. O. Box 1600

Stamford, Connecticut 06904-1600

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (203) 968-3000

Not Applicable

(Former name or former address, if changed since last report)

This Current Report on Form 8-K is being filed to disclose a press release made today by Registrant.

Item 9.    Regulation FD Disclosure.

The following press release was made today by Xerox Corporation:

XEROX ANNOUNCES $3.1 BILLION RECAPITALIZATION STRATEGY

Commitments Received for $1 Billion Credit Facility

STAMFORD, Conn., June 11, 2003 — Xerox Corporation (NYSE: XRX) announced a comprehensive recapitalization strategy of about $3.1 billion that will delever and strengthen the company’s balance sheet, extend debt maturities and provide operating and financial flexibility. The financing plan includes common stock, mandatory convertible preferred securities, senior unsecured notes and a bank financing transaction.

Xerox has already received commitments from Citigroup, Deutsche Bank, Goldman Sachs, JPMorgan, Merrill Lynch and UBS for a new $1 billion credit facility consisting of a $700 million revolving facility and a $300 million term loan, both maturing in September 2008. This new credit facility is contingent upon Xerox raising $1.5 billion through its financing plan, including at least $500 million of common and preferred equity.

Xerox plans to use proceeds from the recapitalization transaction and the new term loan as well as a portion of its current cash balance to repay and terminate the $3.1 billion outstanding from its current bank facility.

As part of the recapitalization strategy Xerox intends to issue the following:

—	Approximately 40 million shares of common stock valued at $434 million based on Monday’s closing stock price of $10.84.

—	Approximately $650 million of mandatory convertible preferred securities.

—	Approximately $1 billion of a combination of 7-year and 10-year senior unsecured notes.

Subject to market conditions, Xerox intends to complete the recapitalization transaction by the end of this month. As a result, the company expects that its reduced interest expense will largely offset the dilutive impact of the additional shares in the second half of this year and in 2004.

To recognize the remaining unamortized fees associated with the 2002 credit facility, Xerox will record a $70 million pre-tax charge in the second quarter. Excluding this charge, the company continues to expect that second-quarter earnings will be in the range of 9 cents to 12 cents per share.

The common stock, mandatory convertible preferred securities and senior unsecured notes will be issued by Xerox and sold under the company’s $3 billion universal shelf registration statement.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Xerox including shares of common stock, shares of mandatory convertible preferred stock or senior unsecured notes. Shares of common stock, shares of mandatory convertible preferred stock or senior unsecured notes will not be sold in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful.

A copy of the prospectuses in the offerings of the common stock, mandatory convertible preferred securities and senior unsecured notes may be obtained from: JPMorgan, 277 Park Avenue, 8th Floor, New York, NY, 10172.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

XEROX CORPORATION

/s/ MARTIN S. WAGNER
By: Martin S. Wagner
Assistant Secretary

Date:  June 11, 2003